Exhibit 23.3

Onestop Assurance PAC
Co. Registration No.: 201823302D
10 Anson Road #06-15
International Plaza
Singapore, 079903
Email: audit@onestop-ca.com
Website: www.onestop-ca.com

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement of Green Giant Enterprise Inc. on Amendment No. 2 to Form F-4 of our report dated December 28, 2023, with respect to the consolidated financial statements of the Green Giant Inc. (the “Company”) for the years ended September 30, 2023 and 2022, appearing in the Annual Report on Form 10-K of the Company for the year ended September 30, 2023. Our report contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

/s/ OneStop Assurance PAC
Singapore

March 4, 2024